Master Project Management Services Agreement
THIS PROJECT MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of June 13, 2022 by and between Park Avenue Solar Solutions, LLC, a Delaware limited liability company (“Client”), and CBRE, INC., a Delaware corporation (“CBRE”). Client and CBRE are also referred to herein as the “Parties.” In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, Client and CBRE hereby agree as follows:
1.PROJECT MANAGEMENT SERVICES
1.1The initial term of this Agreement shall commence on the date of this Agreement and expire on June 13, 2026 (“Term”). The Parties may mutually agree to renew or extend the Term. Either Party may terminate this Agreement without cause by providing the other Party at least thirty (30) days’ prior written notice specifying the effective date of such termination.
1.2Client hereby appoints CBRE to provide project management services (the “Services”) for designated projects (each, a “Project”) as described in work orders (“Work Orders”) executed by the Parties from time to time. Work Orders shall be in the form attached hereto as Appendix “A”. Each Work Order shall specify the Services, the compensation to be paid to CBRE, and any other terms and conditions relating to each Project. The terms and conditions of this Agreement shall be incorporated into all Work Orders, and shall govern the performance of the Services, in accordance with each Work Order. Should the terms of this Agreement and a Work Order conflict, the terms of this Agreement will control unless specifically modified by such Work Order. Where applicable, references to CBRE and Client in this Agreement shall be deemed to include Affiliates of CBRE and Client that provide and receive Services in Canada pursuant to Work Orders executed by such parties. “Affiliate” means an entity that owns, is owned by or under common control with, Client or CBRE, as applicable. CBRE may also delegate the performance of the Services under a Work Order to an Affiliate.
1.3If CBRE is executing a project under an Agency delivery model, CBRE will advise Construction Professionals (as hereinafter defined) of the target completion date established by Client in a Work Order. CBRE will use commercially reasonable efforts to complete the Project in accordance with Client’s schedule but does not guaranty such schedule. The actual date of completion of a Project and CBRE’s Services in connection therewith is referred to as the “Actual Completion Date”.
1.4If CBRE is executing a project under an Agency delivery model, the Parties acknowledge and agree that the Services, as they relate to the construction and design efforts of contractors, vendors, architects, engineers, consultants, design professionals and other construction personnel engaged by Client to perform work on the Project (“Construction Professionals”), will be limited to overseeing and managing the work of the Construction Professionals. CBRE will review Project documents and require such changes as are necessary so that such documents are in the name of Client, and all warranties run in favor of Client. Client acknowledges that the work product provided by Construction Professionals will be the responsibility of such persons and that CBRE does not warrant or guaranty, and will not be liable with respect to, their performance or work product. CBRE will not be liable for (i) design techniques or procedures or (ii) construction means, methods, techniques, sequences or procedures employed by any third-party including Construction Professionals providing design, construction or other services in connection with the Project. All agreements with Construction Professionals shall be entered into either by Client directly or by CBRE as Client’s agent (for this limited purpose, only), for the account and in the name of Client, and payment for such services shall be made by Client. Client acknowledges that Construction Professionals may be part of CBRE’s global sourcing program. All fees and other consideration such Construction Professionals pay to be part of the program are not paid to client or subject to audit or reconciliation. In contracts with the Construction Professionals, Client will ensure that CBRE is indemnified by Construction Professionals and is included as an additional insured under the Construction Professional’s liability insurance.
1.5CBRE shall provide the Services in a good and efficient manner consistent with Client’s usage and image, using the standard of care customary for professional providers of like services within the commercial real estate services industry. CBRE shall perform the Services through able, qualified and trained CBRE employees (“CBRE Employees”) and, if applicable, subcontractors. CBRE shall have the exclusive right to hire, direct, discipline, compensate and terminate CBRE Employees, and shall exercise complete and exclusive control over the conduct of CBRE Employees.
2.INSURANCE
1.1CBRE’s Insurance. CBRE shall maintain the following insurance policies, covering the activities of CBRE under this Agreement: (a) commercial general liability of $1,000,000 combined single limit per occurrence and annual aggregate; and (b) umbrella form excess liability insurance in excess of the limits provided by the commercial general liability policy with limits of $2,000,000 per occurrence and annual aggregate. Client will be included as an additional insured under CBRE’s commercial general liability policy described above to the extent of loss attributable to CBRE’s negligence. CBRE’s insurance will not be called upon to respond to or cover Client’s negligence or willful misconduct.
1.2Client’s Insurance. Client shall maintain: (a) commercial general liability insurance with per occurrence limits of $3,000,000, which limits may be provided by any combination of primary and following form excess policies, and (b) “all risk” property insurance for each Project on a replacement value basis. CBRE shall be included as an additional insured under Client’s commercial general liability policy for actions within the scope of CBRE’s authority as set forth in this Agreement. All such insurance shall be primary to CBRE’s liability insurance relating to this Agreement except to the extent of loss attributable to CBRE’s negligence.
1.3Mutual Waiver of Subrogation. Client and CBRE each hereby waives, for itself and its affiliates, right of recovery, and agrees that no third party shall have any right of recovery by way of subrogation, assignment or otherwise, against the other Party or its affiliates with regard to losses or claims insured against under this Agreement.
3.INDEMNIFICATION
1.1Indemnification. Subject to the terms of this Agreement, each Party (as the case may be, the "Indemnifying Party") agrees to indemnify, defend and hold harmless the other Party (the "Indemnified Party") from and against all third party claims, liabilities, judgments, actions, penalties and other expenses (collectively, “Claims”) asserted against or incurred by the Indemnified Party for bodily injury, personal injury or property damages to the extent such Claims are attributable to the Indemnifying Party’s negligence or willful misconduct or the Indemnifying Party's failure to comply with applicable law.
1.2Procedure. CBRE and Client shall be liable hereunder only to the extent of their respective indemnity obligations. If both Parties bear fault for a matter, each Party’s liability shall be equal to the percentage determined to be due to the fault of such Party as agreed upon by the Parties or as fixed by settlement agreement or final judgment of a court or arbitration panel. Further, if either Party assumes the defense of a matter for which the other Party, but not the defending Party, is at fault (in whole or in part with any third party), the Party at fault shall either pay or reimburse the defending Party fully for all costs and expenses incurred in connection with such defense.
1.3Limitations on Liability. Notwithstanding any provision herein to the contrary:
(a)Except in connection with breaches of the confidentiality provisions in Section 4.1, neither Party shall be liable for any lost or prospective profits or any other indirect, consequential, special, incidental, punitive, or other exemplary losses or damages, whether based in contract, warranty, indemnity, negligence, strict liability or other tort or otherwise, regardless of the foreseeability or the cause thereof.
(b)CBRE’s maximum aggregate liability to Client under or in connection with this Agreement, whether in contract, warranty, negligence, tort or otherwise, shall not exceed the fees (excluding any reimbursed amounts) paid or payable to CBRE in the 12-month period immediately preceding the related claim.
(c)CBRE shall not be liable for any Claim based upon or resulting from any erroneous or incomplete data provided by Client or any third party or otherwise contained in Client’s databases. No representation or recommendation is or will be made by CBRE as to the legal sufficiency, legal effect, or tax or accounting consequences of any Project, transaction or documentation.
4.CONFIDENTIALITY; INTELLECTUAL PROPERTY
1.1Confidentiality. CBRE and Client agree that any material, information or data relating to the research, development and/or business operations, strategies or ideas of a Party (the “Disclosing Party”), including, without limitation, customer information, technical information, business methodologies, plans or forecasts, that provides the Disclosing Party with a competitive advantage, that is not generally known by persons not employed by the Disclosing Party and that could not easily be determined or learned by someone outside its organization (“Confidential Information”) and disclosed to the other Party (the “Receiving Party”) may not be disclosed by the Receiving Party unless otherwise permitted by this Agreement. Confidential Information shall not include information (a) in the public domain, (b) disclosed with the written permission of the Disclosing Party, (c) known to the Receiving Party from a source other than the Disclosing Party without any direct or indirect obligation of nondisclosure and without a breach hereof by the Receiving Party, or (d) independently developed by the Receiving Party without use of or reliance on information received from the Disclosing Party. In addition, the Parties may disclose Confidential Information (i) to employees who have a need to know in connection with this Agreement, (ii) in any action to enforce the provisions of this Agreement, (iii) as required by applicable law or legal process, or (iv) to accountants, attorneys, financial or legal advisors and insurers who agree to or are otherwise required to maintain the information in confidence. Parties acknowledge that CBRE or its agent, in the ordinary course of conducting routine off-site accounting and finance functions, may access Confidential Information remotely, and such information shall remain confidential pursuant to the terms herein.
1.2Intellectual Property. CBRE shall not receive any right, claim, title or interest in or to any proprietary products, Confidential Information or intellectual property of Client. Notwithstanding any provision hereof to the contrary, all methodologies, systems, procedures, management tools, software, ideas, inventions, know-how and other intellectual capital that CBRE has developed, created or acquired prior to performing Services under this Agreement, or develops, creates or acquires without use of or reliance on Confidential Information of Client during the Term or thereafter (“CBRE’s Intellectual Capital”) are and shall remain the sole and exclusive proprietary property of CBRE, and Client shall not have any right, claim, title or interest in or to any of CBRE’s Intellectual Capital. Client shall receive no ownership of or right to any of CBRE’s working papers or manuals. Performance of the Services by CBRE shall not be deemed to be a prohibition of, or interfere in any manner with CBRE’s provision of similar services to third parties, provided that CBRE in so doing does not use or disclose any Confidential Information of Client.
5.CLIENT COVENANTS
Client shall furnish all information and cooperation reasonably required by CBRE in order to deliver the Services required hereunder. Client shall render all required approvals and decisions with reasonable promptness for the orderly performance of the Services. Client agrees that CBRE shall bear no liability to the extent arising out of Client’s failure to comply with its obligations under this Agreement. Further, CBRE shall have no liability to the extent a Claim arises because CBRE acted or failed to act because of adherence to Client’s policies, rules, regulations, agreements and/or instructions. All Client policies and instructions with which CBRE must comply shall be consistent with this Agreement and provided to CBRE in advance in writing.
6.HAZARDOUS MATERIALS; PRE-EXISTING CONDITIONS
1.1Hazardous Materials. Client acknowledges that CBRE is not an environmental expert or consultant in the field of hazardous materials or substances which are or becomes defined as “hazardous waste,” “hazardous substance,” “hazardous material,” pollutant, or contaminant under any applicable law (“Hazardous Materials”). With respect to any Hazardous Materials that may be present below, on, about or otherwise affecting a Project or any property of Client, CBRE shall not be responsible for detecting, handling, removing, remediating or disposing of such Hazardous Materials, except to the extent of any Hazardous Materials brought onto the property by CBRE (“CBRE Hazardous Materials”). CBRE shall not use Hazardous Materials except in the ordinary course of providing the Services and in compliance with applicable laws. If CBRE encounters any materials on a Project site that it reasonably believes to be Hazardous Material, CBRE shall immediately stop work and notify the Client. Work on the Project in the affected area shall not thereafter be resumed until CBRE is notified in writing that the material is not Hazardous Material or, if it is, that such Hazardous Material has been rendered harmless. Client shall indemnify, defend and hold CBRE harmless from and against all Claims asserted against or incurred by CBRE to the extent arising out of any Hazardous Materials (other than CBRE Hazardous Materials) present on the Project site or other property of Client.
1.2Other Pre-Existing Conditions and Defects. CBRE shall not be responsible for detecting or remediating (i) any pre-existing conditions at a Project site or other property of Client or (ii) any structural or latent defects or other defects in design or construction of a facility or manufacturing defects in equipment at a property, whether pre-existing or arising during the Term.
7.NOTICES
All notices, waivers, approvals, consents, demands, other communications required or permitted under this Agreement shall be in writing and deemed properly given, served and received (a) if delivered by messenger, when personally delivered, (b) if mailed, on the second business day after deposit in the U.S. mail, certified or registered, postage prepaid, return receipt requested, or (c) if delivered by reputable overnight express courier, freight prepaid, the next business day after delivery to such courier; in each case addressed to the Party to be notified as follows: if to CBRE, then to CBRE, Inc., 201 South College Street, Ste 1700, Charlotte, NC, Attn: Clint Stancil, with a required copy sent to: CBRE, Inc., 2100 McKinney Avenue, Suite 900, Dallas, Texas 75201, Attn: General Counsel – Global Advisory and Global Workplace Solutions; and if to Client, to Altus Power,2200 Atlantic Street, Sixth Floor, Stamford, CT 06909, Attn: Dan Alcombright and Legal; or to such other address as any Party may notify the other Party.
8.MISCELLANEOUS
1.1Entire Agreement; Amendment; Counterparts. This Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof. This Agreement may not be amended or modified, nor may any term be waived, except in a writing signed by both Parties. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
1.2Occupational Health and Safety. Notwithstanding anything contained herein, Client acknowledges that with respect to Projects in Canada, CBRE is not being retained as a “constructor” or prime contractor (as such terms are defined under the Occupational Health and Safety Act pursuant to the laws and regulations of Canada) and shall not be deemed “constructor” or prime contractor with respect to the Project or the Services. Client shall indemnify, hold harmless and defend the CBRE from any and all Claims related to or in connection with a determination or finding that CBRE is a “constructor” with respect to a Project or the Services.
1.3Assignment; Successors and Assigns. Neither Party shall assign this Agreement (other than an assignment to an affiliate or by operation of law) without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
1.4Waiver. No consent or waiver by a Party to or of any breach or default, shall be deemed or construed to be a consent or waiver to or of any other breach or default under this Agreement. Failure of a Party to complain or declare the other Party in default, irrespective of how long such default continued, shall not constitute a waiver by such Party of rights and remedies hereunder.
1.5Force Majeure. No delay or failure in performance by a Party shall constitute a default hereunder to the extent caused by Force Majeure. Unless the Force Majeure substantially frustrates performance of the Services, Force Majeure shall not operate to excuse, but only to delay, performance of the Services. If Services are delayed by reason of Force Majeure, CBRE promptly shall notify Client. Once the Force Majeure event ceases, CBRE shall resume performance of the Services as soon as possible. “Force Majeure” means any event beyond the control of the Party claiming inability to perform its obligations and which such Party is unable to prevent by the exercise of reasonable diligence, including, without limitation, the combined action of workers, fire, acts of terrorism, catastrophes, changes in laws, condemnation of property, governmental actions or delays, national emergency, epidemic, war, civil disturbance, floods, unusually severe weather conditions or other acts of God. Inability to pay or financial hardship shall not constitute Force Majeure regardless of the cause thereof and whether the reason is outside a Party’s control.
1.6Survival. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect including, but not limited to, Sections 3, 4, and 8.5.

1.7Governing Law; Jury Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to conflicts of law principles. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION IN ANY WAY RELATED TO, THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.
Park Avenue Solar Solutions, LLC

By:    /s/ Tony Savino
Name: Tony Savino
Title: Authorized Signatory

CBRE, INC.

By:    /s/ Clint Stancil
Name: Clint Stancil
Title: Senior Management Director

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